SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                                  June 21, 2007
                                (Date of Report)
                        (Date of earliest event reported)

                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
                    (State or jurisdiction of incorporation)

0-11507                                       13-5593032
--------------------------------------        ----------------------------------
Commission File Number                        IRS Employer Identification Number

111 River Street, Hoboken NJ                  07030
--------------------------------------        ----------------------------------
Address of principal executive offices        Zip Code

Registrant's telephone number, including area code:     (201) 748-6000
                                                        ------------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR
    230.425)
[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange  Act(17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act(17 CFR 240.13e-4(c))


                  This is the first page of a 18-page document.

ITEM 9:        REGULATION FD DISCLOSURE

               The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On June 21, 2007, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the fourth quarter of fiscal year 2007. A copy of the Company's press release is attached hereto as Exhibit
               99.1 and incorporated.

Exhibit No.    Description

99.1 Press release dated June 21, 2007 titled "John Wiley and Sons, Inc., Reports Record Revenue in its Bicentennial Year"(furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Ellis E. Cousens
Executive Vice President,
Chief Financial & Operations Officer
(201) 748-6534

John Wiley & Sons, Inc. Reports Record Revenue in its Bicentennial Year

Hoboken, N.J. June 21, 2007. John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that revenue for fiscal year 2007 of $1.2 billion increased 18% from $1.0 billion in the previous year, including revenue from Blackwell Publishing Ltd., which Wiley acquired on February 2, 2007. Excluding the acquisition, Wiley's revenue grew 8% to $1.1 billion, which is a record high, or 7% excluding foreign exchange. On a U.S. GAAP basis, earnings per diluted share for fiscal year 2007 was $1.71 compared to $1.85 in fiscal year 2006. On a comparable basis to last year (excluding SFAS 123R, various tax benefits and the Blackwell acquisition), EPS grew 9%. Fiscal year 2007 results include incremental stock option costs associated with the adoption of SFAS 123R of $11 million, or $0.12 per diluted share, and a bad debt provision related to the Advanced Marketing Services (AMS) bankruptcy of $4 million, or $0.05 per diluted share.

Revenue for the fourth quarter increased to $390 million from $267 million in the same period of the previous year. Excluding Blackwell, fourth quarter revenue of $284 million increased 7%, or 4% excluding favorable foreign exchange. Earnings per diluted share for the quarter was $0.25, or $0.27 excluding the dilutive impact of the acquisition, compared with $0.25 per share in the prior year period. In the fourth quarter of fiscal year 2007, earnings include the adverse effect of incremental stock option costs of $3 million, or $0.03 per diluted share. On a comparable basis (excluding SFAS 123R and the Blackwell acquisition), fourth quarter EPS grew 20% over the same period in the prior year.

"Wiley finished an extraordinary year on a very positive note. Revenue reached a new record," said William J. Pesce, Wiley's President and Chief Executive Officer. "Our global businesses - Scientific, Technical and Medical, Professional/Trade and Higher Education - contributed to the year-on-year growth in fiscal year 2007 and outpaced industry performance. The Blackwell acquisition exceeded our financial projections for the fourth quarter and the integration is progressing according to plan. It pleases me greatly that Wiley and Blackwell colleagues are collaborating effectively around the world to realize our aspirations for this acquisition."

Noting that Wiley is celebrating its bicentennial year in 2007, Mr. Pesce commented, "Wiley has entered its third century by embarking on a path of expansion - fueled by organic growth in our core businesses and the Blackwell acquisition. We will promote knowledge and understanding around the world by providing more access to more content by more people than ever before in the Company's 200-year history."

Based on leading indicators and market conditions, Wiley anticipates fiscal year 2008 revenue growth in the mid-to-high single digits and EPS growth in the low-double digits, excluding the Blackwell acquisition. Revenue from the Blackwell acquisition is projected to be approximately $450 million. In fiscal year 2008, the acquisition is expected to have a dilutive impact on earnings per share of less than $0.10.

Segment Highlights
Blackwell is reported below as a separate segment. As reported in the first quarter of fiscal year 2007, the Company finalized a review of certain product prices used to settle inter-segment sales. While the modification has no effect on consolidated financial results, it does impact individual segment operating results. The impact of the change, where significant to segment results, is described below.

Professional/Trade (P/T)
Wiley's U.S. P/T revenue for fiscal year 2007 advanced 5% to $399 million from $380 million in the previous year, or 7% after adjusting for the effect of the change in inter-segment product prices. Fourth quarter revenue of $106 million increased 1%, or 3% on the same adjusted basis. The results were driven by the cooking, travel, business, and technology programs, as well as strong global rights and advertising revenue. Acquisitions contributed $2 million to the fiscal year 2007 revenue growth. Globally, P/T sales increased 9% for the full year.

Direct contribution to profit increased 1% in fiscal year 2007, but improved 5% in the fourth quarter. Adjusted for the effect of the change in inter-segment product prices, direct contribution to profit improved 6% for the full year and 11% for the fourth quarter. Revenue growth and favorable product mix were partially offset by stock option costs associated with the adoption of SFAS 123R and a third quarter provision for the AMS bankruptcy of approximately $4 million.

A highlight of P/T's fourth quarter was the publication of Architectural Graphic Standards, 11th edition (book and CD), marking the 75th year of a successful partnership between Wiley and the American Institute of Architects. Frommer's also reached a milestone during Wiley's bicentennial year, as the well known travel-guide brand celebrated its 50th anniversary with the publication of new editions and titles in its Day by Day and Pauline Frommer series.

Several finance, business, and leadership titles stood out among the year's publications, including True North by Bill George, a follow-up to Authentic Leadership; The Only Three Questions That Count by Ken Fisher, long-time Forbes columnist and Chairman and CEO of Fisher Investments; the third book in the best-selling Little Book series, Little Book of Common Sense Investing by John Bogle; The Science of Success: How Market-Based Management Built the World's Largest Private Company by Charles Koch, Chairman and CEO of Koch Industry; and Chocolates on the Pillow Aren't Enough: Reinventing the Customer Experience by the Chairman and CEO of Loewe's Hotels, Jonathan Tisch.

Previously published titles continued to build momentum, including Weight Watchers New Complete Cookbook and The Bon Appetit Cookbook . Books featured on major bestseller lists include Hedgehogging by Barton Biggs; The Little Book That Beats The Market by Joel Greenblatt; Empire of Debt: The Rise of an Epic Financial Crisis by William Bonner and Addison Wiggin; The Invisible Employee:
Realizing the Hidden Potential in Everyone by Adrian Gostick and Chester Elton; and Stock Investing For Dummies, 2nd Edition by Paul Mladjenovic; along with perennial Wiley bestsellers, Five Dysfunctions of a Team by Patrick Lencioni; Investing For Dummies by Eric Tyson; J.K. Lasser's Income Tax 2006; and SuDoku For Dummies by Andrew Heron and Andrew Stuart.

Several P/T titles were honored with awards during the fourth quarter. A Guide to Forensic Accounting Investigation by Thomas W. Golden, Steven L. Skalak and Mona M. Clayton won Business, Management & Accounting Honorable Mention at the Association of American Publishers/Professional and Scholarly Publishing Annual Meeting. Bruce R. Hopkins was named the 2007 recipient of the Outstanding Nonprofit Lawyer-Vanguard/Lifetime Achievement Award by the Nonprofit Corporation Committee of the Business Law section of the American Bar Association. A Global History of Architecture by Frank Ching, Vikram Prakash, and Marc Jarzombek was named to the New York Public Library's "Best of Reference" list. Penny Bonda, author of Sustainable Commercial Interiors, was named Designer of Distinction at the American Society of Interior Designers' annual conference. Gail Vittori, coauthor of the forthcoming Sustainable Healthcare Architecture was named a "green innovator" by Time magazine.

P/T's online business had an excellent quarter with strong advertising sales. Wiley acquired Whatsonwhen.com, a U.K.-based provider of travel-related online content, technology, and related services during the second quarter. The acquisition is already enhancing Wiley's extensive travel-related content business, which includes the integrated online and print Frommer's, For Dummies, and Unofficial Guides brands.

Nearly 400 articles adapted from For Dummies text were delivered to Yahoo! during the fourth quarter, in addition to the 1,000 articles posted earlier in the year. Yahoo! Tech provides consumers with advice and information on technology. Wiley significantly increased the number of Podcasts offered on its websites during the fiscal year.

In March, Wiley acquired the publishing assets of Anker Publishing, including approximately 100 backlist titles, a considerable number of forthcoming titles, and a quarterly newsletter, Department Chair, in the area of professional development for faculty and administrators in higher education.

During the year, Wiley signed an agreement with Microsoft to publish business books under a Microsoft Executive Circle series. P/T also signed a multi-year publishing agreement with the Lincoln Center for the Performing Arts, Inc. for a minimum of 15 books that will draw on Lincoln Center's community of artists, extensive archives, and educational expertise. Another alliance was formed during the fall with Essential Learning Partnership, a provider of web-based continuing education for clinical professionals in psychology, counseling, and social work, to enable clinicians to purchase training courses using Wiley titles to meet license requirements.

Scientific, Technical, and Medical (STM)
U.S. STM revenue for fiscal year 2007 increased 8% to $222 million from $206 million in the previous year. Revenue growth was driven by journal subscriptions, non-subscription revenue, such as advertising and the sale of journal reprints, and STM reference books. New businesses and publication rights recently acquired such as InfoPOEMS, Dialysis & Transplantation, The Hospitalist, the Journal of Orthopaedic Research, Clinical Cardiology and Carpe Diem, contributed $5 million of the top-line growth for the year. Globally, STM revenue increased 8% for the full year.

Direct contribution to profit for fiscal year 2007 increased 5% to $101 million. The positive effect of revenue growth was partially offset by the higher cost of imported products and higher royalties due to product mix. STM results were also affected by costs associated with the adoption of SFAS 123R.

Fourth quarter revenue, driven by all STM programs, advanced 6% to $61 million from the same period of the prior year. New businesses and publication rights acquired during the year contributed $2 million to the top-line growth in the quarter. Direct contribution to profit for the quarter increased 8% mainly due to revenue growth, improved vendor contract terms, the timing of advertising, and lower editorial costs, partially offset by higher royalties due to product mix.

Customers continue to take advantage of Wiley InterScience's content (www.interscience.wiley.com). The number of visits grew by nearly 24% during fiscal year 2007 compared to the previous year. Pay Per View and Article Select sales were strong around the world.

During the year, the Company embarked on an aggressive program to further exploit its intellectual content by digitizing selected landmark STM books. Consequently, the number of online books downloaded from Wiley InterScience grew by 30% during the year. The program includes the digitization of more than 750 volumes from at least 21 book series. With most of the series going back to Volume 1, users can access valuable content that is no longer published in print. Series editors include such eminent and pioneering scientists as Nobel Laureates Ilya Prigogine and Jean-Marie Lehn, and National Medal of Science Winner Stuart Rice. The Book Series is available as individual volumes, complete series, or multiple series, with discounts offered based on the number of volumes purchased. Wiley currently publishes approximately 2,800 online books, with approximately 40-50 new titles added every month. With the addition of the 750 back volumes, total online book content will comprise over one million pages.

During the fourth quarter, a new multi-year agreement was signed with the American Society of Transplant Surgeons and The American Society of Transplantation to publish the American Journal of Transplantation. Wiley was also selected by the Society of Academic Emergency Medicine to assume publication of Academic Emergency Medicine effective January 2008.

Late in the quarter, Wiley announced an agreement with The American Association of Anatomists (AAA) to launch Anatomical Sciences Education, a new international journal covering developments in education in the anatomical sciences. The journal will debut in early 2008 and will publish six times per year in print and online via Wiley InterScience.

During the year, Wiley signed publishing agreements with several scholarly societies, including the Mt. Sinai School of Medicine, the International Society of Magnetic Resonance in Medicine, the Society of Biochemistry and Molecular Biology, and the American College of Rheumatology. The Company also expanded its partnership with Skyscape, Inc., a leading provider of interactive, intelligent health solutions for desktop and mobile devices, to make InfoPOEMs evidence-based medicine summaries available to Skyscape's customer base of more than 575,000 medical professionals.

The inaugural issues of InfoPOEMs for Hospitalists, a newsletter developed in collaboration with the Society of Hospital Medicine, and the Korean digest edition of Hepatology, published during the quarter. The latter completes the series of local language versions already launched in China and Japan. During the fourth quarter the first online version of The Wiley Registry of Mass Spectral Data, 8th edition, was published on Wiley InterScience.

Earlier in the year, Wiley signed an agreement with the New York Public Library to provide public online access to over 300 peer-reviewed journals that until now have been available principally through academic or corporate collections. The objectives of this pilot project are to accumulate usage data on high-level journal content in a public library setting. This is Wiley's first such license for journal content with a major public library in North America.

Higher Education
Wiley's U.S. Higher Education revenue in fiscal year 2007 increased 4% to $162 million, or 7% after adjusting for the effect of the change in inter-segment product prices. Strong growth in accounting, driven by new editions sold through WileyPLUS, social sciences and sales of Microsoft Official Academic Course
(MOAC) titles were partially offset by softness in mathematics, science, and engineering. Globally, Higher Education revenue increased 6% in fiscal year 2007.

Direct contribution to profit for fiscal year 2007 improved 3%, or 12% adjusted for the effect of the change in inter-segment product prices. The improvement was due to revenue growth and lower costs driven by off-shoring composition, improved vendor terms and lower costs associated with the delivery of electronic product. The fiscal year 2007 results include charges associated with the adoption of SFAS 123R. Higher Education's direct contribution in the fourth quarter is typically negative due to the seasonal nature of the business.

U.S. Higher Education fourth quarter revenue advanced 10% to $25 million, or 14% after adjusting for the effect of the change in inter-segment product prices. These strong results were driven by robust sales of MOAC products and healthy growth in the sciences, mathematics, and accounting resulting from the continued success of WileyPLUS. Direct contribution to profit for the fourth quarter increased 8% over the prior year period, or 25% after excluding the effect of inter-segment product prices.

WileyPLUS sales for fiscal year 2007 were nearly double the prior year amount. Visits for the quarter approached one million. Digital-only, i.e., not accompanied by a textbook, accounted for 20% of WileyPLUS sales. Marketing programs in the UK and Asia are helping to establish a presence for WileyPLUS in those regions. WileyPLUS Assignment Editions were officially launched in the Australian and New Zealand markets.

Soon after the end of the fiscal year, Higher Education re-launched its WileyPLUS online presence at www.wileyplus.com. Redesigned with intuitive navigation and user-focused content, the site will offer introductory information and demos, along with resources for current student and faculty users. The Wiley Faculty Network, a peer-to-peer network to help instructors better utilize technology, experienced a 50% increase in the number of attendees to its Guest Lectures throughout the fiscal year.

Early in the year, Wiley became Microsoft's sole publishing partner worldwide for all MOAC materials. Microsoft and Wiley are collaborating on a new co-branded series of textbook and e-learning products on several topics. Sales of MOAC titles have surpassed the expectations of both Wiley and Microsoft.

The National Geographic Collegiate Atlas, which Wiley publishes as part of its alliance with the National Geographic Society (NGS), was awarded the Best Book/Atlas at the American Congress on Surveying and Mapping design competition. Earlier in the year, Higher Education launched Wiley Visualizing, a series of introductory textbooks developed in exclusive partnership with the NGS that integrate rich visuals and media with text to enhance learning. Marketplace response to the new textbook series has been very positive. Higher Education also announced partnerships with the CFA Institute, a global membership organization of investment practitioners and educators, to publish finance titles under the CFA Institute Investment Series brand. Earlier in the year, Wiley and the George Lucas Educational Foundation, a non-profit organization dedicated to innovation and improvement in education, signed an agreement to co-produce a series of six textbooks employing "project-based" learning, which has been demonstrated to increase self-direction and improve research and problem-solving skills.

Europe
Wiley Europe's revenue for fiscal year 2007 increased 8% to $316 million, or 5% after adjusting for the effect of the change in inter-segment product prices and foreign exchange. Favorable foreign exchange contributed approximately 4% to the annual revenue growth. The revenue growth was principally driven by journal subscriptions and STM reference books. Direct contribution to profit for the full year increased 12% over the prior year, or 4% after adjusting for the effect of the change in inter-segment product prices and foreign exchange. The fiscal year 2007 results include a charge associated with the adoption of SFAS 123R.

Wiley Europe's revenue for the fourth quarter increased 11% to $88 million, or 6% after adjusting for the effect of the change in inter-segment product prices and foreign exchange. Direct contribution to profit for the fourth quarter increased 8% over the prior period, or 1% after adjusting for the effect of the change in inter-segment product prices and foreign exchange. Revenue growth was offset by higher costs due to product mix, as a higher portion of revenue in the current quarter was derived from the sale of books and society-owned journals versus the fourth quarter of fiscal year 2006.

The year ended on a positive note with indigenous books showing strength. P/T sales picked up momentum in continental Europe during the fourth quarter with much of the growth coming from technology books. STM journal subscriptions continued to increase in all disciplines, particularly chemistry, which includes the Angewandte Chemie journals published on behalf of the German Chemical Society.

Early in the year, Wiley Europe announced the formation of a multi-year publishing partnership with the Dana Centre, an extension of the Science Museum in London. Written by leading technology journalists and experts in the U.K., the books will examine technology-related news stories from around the world; explore their implications on everyday life; and provide predictions for the future. The Dana Centre is well-known for its innovative and thought-provoking events and debates on contemporary science, technology, and culture.

Wiley Europe also signed a contract with the Strategic Management Society to publish a new journal, Strategic Entrepreneurship, extending its relationship with the Society. Wiley Europe signed a co-publishing agreement during the fourth quarter for a new book series with the Royal Microscopy Society, aiming to deliver three titles per year. Earlier in the year, an agreement was reached with the Royal Meteorological Society (RMetS), a leading professional and learned society, to publish all five of its journals. This agreement expands an existing relationship, establishing Wiley as the exclusive publisher of all the RMetS journals. Wiley and the RMetS have worked together since 1980, when they launched the International Journal of Climatology.

Earlier in the year, Wiley Europe renewed its contract with National Health Service in the U.K. for the Cochrane National Site License. In July, Wiley-VCH re-launched the pro-physik.de portal with a number of new customer-oriented features, such as enhanced search capabilities, that were well received by members of the German Physical Society, as well as its other visitors.

During the second quarter, Wiley Europe also acquired the European Transactions on Telecommunications journal, which it has been publishing under a collaborative agreement for years. Wiley and the British Journal of Surgery Society renewed their contract. The first webinar on SpectroscopyNOW took place in March with Perkin Elmer as sponsor. This represents a new revenue stream for the analytic chemistry portals and for Microscopy & Analysis.

Wiley Europe has been exploring new business opportunities with telecommunications companies. As a result, it extended its publishing partnership with Symbian to include the formation of a new Symbian Academy program for accredited Higher Education institutions, drawing on content from across all of Wiley's publishing programs.

Blackwell
Blackwell revenue and operating income for the fourth quarter of fiscal year 2007 was $106 million and $6 million, respectively, exceeding expectations. Included in the fourth quarter results is nearly $6 million of amortization charges for intangible assets related to the acquisition. Financing costs for the acquisition were approximately $17 million in the quarter. The acquisition was dilutive to EPS by approximately $0.02 in the quarter. Both Wiley's global STM business and Blackwell grew faster than the market in fiscal year 2007.

Since completing the acquisition, we have made significant progress integrating Blackwell with Wiley's global STM business. We have validated many of the key assumptions that underlie our acquisition plan. During the fourth quarter of fiscal year 2007, we announced the global organization structure for the merged business, which will include Blackwell and Wiley colleagues on the leadership team. Plans have been approved to merge global sales, marketing and content management which will result in significant synergies. As planned, we are capitalizing on Blackwell's successful off-shoring and outsourcing of various content management, manufacturing and shared support services.

Our current priorities are to finalize plans for the implementation of a single web platform; complete the integration of technology infrastructure resources; and to complete the transition to a common financial reporting, distribution and customer service infrastructure. By the end of fiscal year 2008, we expect to have implemented the action plans and initiatives that will deliver the synergies that underpin our acquisition plan.

Since the acquisition closed, Wiley and Blackwell have renewed society journal contracts and announced the launch of new journals and new partnerships. New publications include Clinical and Translational Science, which will focus on the rapidly expanding field of translational studies, a complex medical discipline emerging at the intersection of applied bench research and clinical medicine; Regulation & Governance, a specialized international journal addressing the world's most pressing audit and risk challenges; Asian Social Work and Policy Review, the Korean Academy of Social Welfare's official publication; and Archives of Drug Information, a new, freely available peer-reviewed journal featuring the results of drug studies. This journal will help to address requests for transparency voiced by societies, health care practitioners, patients, media, and the government to disclose clinical trial information.

Asia, Australia, and Canada
Wiley's fiscal year 2007 revenue in Asia, Australia, and Canada advanced 7% to $133 million, or 5% excluding favorable foreign exchange. Growth was driven by strong P/T sales in all regions and the sale of rights, partially offset by disappointing school sales in Australia. Direct contribution to profit for the full year increased 2% to $27 million, but decreased 15% after adjusting for the effect of the change in inter-segment product prices and foreign exchange. The decline in direct contribution was principally due to product mix and investments in the development of indigenous publishing programs.

For the fourth quarter, revenue declined nearly 2% to $29 million, or 3% excluding foreign exchange. Lower indigenous title sales were partially offset by higher sales of imported P/T books. Direct contribution to profit increased slightly to nearly $5 million, but declined $1 million after adjusting for the effect of the change in inter-segment product prices and foreign exchange. The decline in direct contribution was mainly due to product mix and publishing investments.

WileyPLUS gained ground with new adoptions across Asia, Australia, and Canada. Microsoft Official Academic Course (MOAC) books are eliciting much interest, especially in Malaysia and India.

Wiley Canada delivered mixed results throughout the year, showing strength in its P/T business, but falling short in Higher Education. P/T's growth was driven by demand for local real estate titles and front-list releases, as well as strong demand for For Dummies titles. An indigenous title, Brodeeur: Beyond the Crease by hockey player Martin Brodeur, has been selling well globally. Sales of WileyPLUS have exceeded expectations in Canada.

Wiley Asia published several key P/T titles during the quarter. Strong retail performance in many Asian markets boosted results.


Conference Call
---------------
Wiley will hold a conference call today,  Thursday,  June 21, 2007, at 2:30 p.m.
(EDT) to discuss its financial results for the fourth quarter and full year of fiscal year 2007. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (877) 545-1409 International callers may participate by dialing: (719) 325-4924

A replay of the call will be available from 5:30 p.m. (EDT) on Thursday, June 21 through midnight on Thursday, June 28 by dialing (888) 203-1112 or (719) 457-0820 and entering Pass code: 6498983.

A      live      audio       webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  webcast   will  be
accessible for 14 days afterwards.

"Safe Harbor"  Statement under the Private
Securities Litigation Reform Act of 1995
------------------------------------------
This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide and (ix) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Founded in 1807, publisher John Wiley & Sons, Inc., has been a valued source of information and understanding for 200 years, helping people around the world meet their needs and fulfill their aspirations. Our core businesses include scientific, technical, and medical journals; encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia, and a Web site at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.


                             JOHN WILEY & SONS, INC.
                         UNAUDITED SUMMARY OF OPERATIONS
                           FOR THE TWELVE MONTHS ENDED
                             APRIL 30, 2007 AND 2006
                    (in thousands, except per share amounts)


Adjusted - For Tax Benefits
---------------------------


                                                        2007                  2007            2007        2006        % Change
                                                    Consolidated           Blackwell            Wiley (Excl. Blackwell)
                                                   --------------      ---------------  ------------------------------------------
Revenue                                          $   1,234,936             105,761         1,129,175   1,044,185          8%

Costs and Expenses
     Cost of Sales                                     420,952              55,092           365,860     342,314          7%
     Operating and Administrative Expenses             632,029              38,657           593,372     535,694         11%
     Amortization of Intangibles                        20,676               5,518            15,158      13,498         12%
                                                   --------------      ---------------  --------------  ----------

     Total Costs and Expenses                        1,073,657              99,267           974,390     891,506          9%
                                                   --------------      ---------------  --------------  ----------

Operating Income                                       161,279               6,494           154,785     152,679          1%
     Operating Margin                                    13.1%                6.1%             13.7%       14.6%


Interest Expense and Other, Net (B)                     21,777              14,081             7,696       8,835
                                                   --------------      ---------------  --------------  ----------

Income (Loss) Before Taxes                             139,502              (7,587)          147,089     143,844          2%

Adjusted Provision for Income Taxes (B)                 45,351              (6,340)           51,691      47,768
                                                   --------------      ---------------  --------------  ----------

Adjusted Net Income (Loss)                       $      94,151              (1,247)           95,398      96,076         -1%
                                                   ==============      ===============  ==============  ==========


Adjusted Income (Loss) Per Share - Diluted       $        1.62               (0.02)             1.64        1.61          2%
                                 - Basic         $        1.65               (0.02)             1.68        1.65


Average Shares - Diluted                                58,287              58,287            58,287      59,792
               - Basic                                  56,932              56,932            56,932      58,071


Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
----------------------------------------------------------------------

Adjusted Net Income (Loss)                        $     94,151              (1,247)           95,398      96,076
Tax Benefit (A)                                          5,468                   -             5,468      14,252
                                                   --------------      ---------------  --------------  ----------
     Net Income (Loss) - GAAP                     $     99,619              (1,247)          100,866     110,328         -9%
                                                   ==============      ===============  ==============  ==========

Adjusted Income (Loss) Per Diluted Share          $       1.62               (0.02)             1.64        1.61
Tax Benefit (A)                                           0.09                   -              0.09        0.24
     Income (Loss) Per Diluted Share - GAAP       $       1.71               (0.02)             1.73        1.85         -6%
                                                   ==============      ==============     ============  ==========




(A) Fiscal year 2007 excludes a $5.5 million tax benefit, or $0.09 per diluted share. Fiscal year 2006 excludes a tax benefit of $6.8 million, or $0.11 per diluted share. These benefits coincide with the resolution and settlements of certain tax matters with authorities in the U.S. and abroad.

     Fiscal year 2006 also excludes a $7.5 million, or $0.12 per diluted share tax benefit associated with the reversal of a tax accrual recorded on the repatriation of dividends from European subsidiaries in the fourth quarter of fiscal year 2005. On May 10, 2005, the US Internal Revenue Service issued Notice 2005-38. The notice provided for a tax benefit that fully offset the tax accrued by the Company on foreign dividends in the fourth quarter of fiscal year 2005. Neither the tax benefit nor the corresponding tax accrual had a cash impact on the Company.


(B) Interest expense reported for Blackwell includes acqusition financing costs. Tax expense for Blackwell was computed on a stand-alone basis.


Note: The Company's management evaluates operating performance excluding unusual and/or nonrecurring events, such as the acquisition of Blackwell. The Company believes excluding such events provides a more effective and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.


                             JOHN WILEY & SONS, INC.
                         UNAUDITED SUMMARY OF OPERATIONS
                             FOR THE FOURTH QUARTER
                             APRIL 30, 2007 AND 2006
                    (in thousands, except per share amounts)


                                                       2007                2007             2007        2006       % Change
                                                   Consolidated          Blackwell             Wiley (Excl. Blackwell)
                                                   -------------       -------------   ---------------------------------------
Revenue                                          $     390,194           105,761         284,433     266,564         7%

Costs and Expenses
     Cost of Sales                                     145,659            55,092          90,567      87,697         3%
     Operating and Administrative Expenses             201,388            38,657         162,731     152,408         7%
     Amortization of Intangibles                         9,525             5,518           4,007       3,508        14%
                                                   -------------       -------------   -----------  ----------

     Total Costs and Expenses                          356,572            99,267         257,305     243,613         6%
                                                   -------------       -------------   -----------  ----------

Operating Income                                        33,622             6,494          27,128      22,951        18%
     Operating Margin                                     8.6%              6.1%            9.5%        8.6%

Interest Expense and Other, Net (B)                     14,430            14,081             349       1,597
                                                   -------------       -------------   -----------  ----------

Income (Loss) Before Taxes                              19,192            (7,587)         26,779      21,354        25%

Provision  for Income Taxes (B)                          4,821            (6,340)         11,161       6,836
                                                   -------------       -------------   -----------  ----------

Net Income (Loss)                                $      14,371            (1,247)         15,618      14,518         8%
                                                   =============       =============   ===========  ==========

Income (Loss) Per Share - Diluted                $        0.25             (0.02)           0.27        0.25         8%
                        - Basic                  $        0.25             (0.02)           0.27        0.25


Average Shares - Diluted                                58,638            58,638          58,638      58,679
               - Basic                                  57,218            57,218          57,218      57,090


                             JOHN WILEY & SONS, INC.
                            UNAUDITED SEGMENT RESULTS
                 FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
                             APRIL 30, 2007 AND 2006
                                 (in thousands)


                                                           Fourth Quarter Ended               Twelve Months Ended
                                                               April 30,                          April 30,
                                                      ----------------------------------  ---------------------------------
                                                         2007        2006      % Change     2007         2006       % Change
                                                      ----------  ----------  ---------- -----------  ----------- ---------
Revenue
--------------------------------------------------
US Segment
      Professional/Trade                             $ 106,144     105,555          1%     399,461      380,191         5%
      Scientific, Technical and Medical                 61,288      57,975          6%     222,050      206,008         8%
      Higher Education                                  24,725      22,537         10%     162,480      156,235         4%
                                                      ----------  ----------             -----------  -----------
Total US                                               192,157     186,067          3%     783,991      742,434         6%
European Segment                                        88,102      79,684         11%     316,125      292,462         8%
Blackwell Segment                                      105,761           -        100%     105,761            -       100%
Asia, Australia & Canada Segment                        29,354      29,859         -2%     132,992      123,950         7%
Intersegment Sales Eliminations                        (25,180)    (29,046)       -13%    (103,933)    (114,661)       -9%
                                                      ----------  ----------             -----------  -----------
Total Revenue                                        $ 390,194     266,564         46%   1,234,936     1,044,185       18%
                                                      ==========  ==========             ===========  ===========
Direct Contribution to Profit
------------------------------------------------
US Segment
      Professional/Trade                             $  31,485      29,962          5%     107,575      106,971         1%
      Scientific, Technical and Medical                 29,390      27,153          8%     101,070       96,009         5%
      Higher Education                                  (3,299)     (3,590)         8%      41,173       40,065         3%
                                                      ----------  ----------             -----------  -----------
Total US                                                57,576      53,525          8%     249,818      243,045         3%
European Segment                                        29,228      27,017          8%     104,796       93,415        12%
Blackwell Segment                                       29,699           -        100%      29,699            -       100%
Asia, Australia & Canada Segment                         4,631       4,267          9%      27,217       26,747         2%
                                                      ----------  ----------             -----------  -----------
Total Direct Contribution to Profit                    121,134      84,809         43%     411,530      363,207        13%

Shared Services and Administrative Costs
--------------------------------------------------
    Wiley:
      Distribution                                     (13,303)    (13,925)        -4%     (51,721)     (50,260)        3%
      Information Technology & Development             (18,377)    (17,779)         3%     (64,525)     (62,732)        3%
      Finance                                          (11,762)     (8,921)        32%     (38,168)     (32,594)       17%
      Other Administration                             (20,865)    (21,233)        -2%     (72,632)     (64,942)       12%
                                                      ----------  ----------             -----------  -----------
                                                       (64,307)    (61,858)         4%    (227,046)    (210,528)        8%
    Blackwell:
      Distribution                                      (1,771)          -                  (1,771)           -
      Information Technology & Development              (7,410)          -                  (7,410)           -
      Finance                                           (7,593)          -                  (7,593)           -
      Other Administration                              (6,431)          -                  (6,431)           -
                                                      ----------  ----------             -----------  -----------
                                                       (23,205)          -                 (23,205)           -

Operating Income                                     $  33,622      22,951         46%     161,279      152,679         6%
                                                      ==========  ==========             ===========  ===========


                               JOHN WILEY & SONS, INC.
                 UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION
                                   (in thousands)


                                                                                                    April 30,             April 30,
                                                                                                      2007                  2006
                                                                                                 --------------         ------------
Current Assets
        Cash & cash equivalents                                                           $           55,750                60,757
        Accounts receivable                                                                          201,407               158,275
        Inventories                                                                                  112,863                88,578
        Deferred income tax benefit                                                                   16,734                 5,536
        Other current assets                                                                          18,683                13,162
                                                                                                 --------------         ------------
        Total Current Assets                                                                         405,437               326,308
Product Development Assets                                                                            79,830                65,641
Property, Equipment and Technology                                                                   126,712               102,123
Intangible Assets                                                                                  1,166,289               302,384
Goodwill                                                                                             704,143               198,416
Deferred Income Tax Benefit                                                                           16,568                 3,809
Other Assets                                                                                          32,136                27,328
                                                                                                 --------------         ------------
        Total Assets                                                                               2,531,115             1,026,009
                                                                                                 ==============         ============

Current Liabilities
        Accounts and royalties payable                                                               125,824                97,231
        Deferred revenue                                                                             305,405               143,923
        Accrued income taxes                                                                           9,353                24,226
        Other accrued liabilities                                                                    135,801                96,729
        Current portion of long-term debt                                                             22,500                     -
                                                                                                 --------------         ------------
        Total Current Liabilities                                                                    598,883               362,109
Long-Term Debt                                                                                       977,721               160,496
Accrued Pension Liability                                                                            112,271                56,068
Other Long-Term Liabilities                                                                           41,174                35,627
Deferred Income Taxes                                                                                271,558                 9,869
Shareholders' Equity                                                                                 529,508               401,840
                                                                                                 --------------         ------------
        Total Liabilities & Shareholders' Equity                                          $        2,531,115             1,026,009
                                                                                                 ==============         ============


                   JOHN WILEY & SONS, INC.
           UNAUDITED STATEMENTS OF FREE CASH FLOW
                       (in thousands)


                                                                                    Twelve Months Ended
                                                                                          April 30,
                                                                              --------------------------------
                                                                                 2007                 2006
                                                                              -------------         ----------
Operating Activities:
        Net income                                                          $      99,619            110,328
        Amortization of intangibles                                                20,676             13,498
        Amortization of composition costs                                          38,722             36,473
        Depreciation of property, equipment and technology                         28,926             32,031
        Special non-cash tax benefits                                              (5,468)           (14,252)
        Stock-based compensation (net of tax)                                      12,559              4,854
        Excess tax benefits from stock-based compensation                          (4,455)                 -
        Non-cash charges and other                                                 59,568             48,387
        Change in deferred revenue                                                (15,872)               390

        Net change in operating assets and liabilities                            (13,681)            10,933
                                                                              ------------          ----------
            Cash provided by Operating Activities, excluding acquisitions         220,594            242,642

Investments in organic growth:
        Additions to product development assets                                   (76,225)           (70,921)
        Additions to property, equipment and technology                           (31,445)           (21,355)
                                                                              ------------          ----------

            Free Cash Flow                                                        112,924            150,366

Other Investing and Financing Activities:
        Acquisitions, net of cash                                                (972,909)           (31,354)
        Sale of marketable securities                                              42,334             10,000
        Repayment of long-term debt                                              (216,980)          (336,298)
        Borrowings of long-term debt                                            1,054,702            303,754
        Purchase of treasury shares                                                (7,278)          (108,867)
        Payment of debt issuance costs                                             (8,315)                 -
        Cash dividends                                                            (22,839)           (21,103)
        Proceeds from issuance of stock on option exercises and other               6,462              5,173
        Excess tax benefits from stock-based compensation                           4,455                  -
                                                                              ------------          ----------
            Cash Provided by (Used for) in Investing and Financing Activities    (120,368)          (178,695)

                                                                              ------------          ----------
Effects of Exchange Rate Changes on Cash                                            2,437               (315)
                                                                              ------------          ----------

Decrease in Cash and Cash Equivalents for Period                            $      (5,007)           (28,644)
                                                                              ============          ==========



                       RECONCILIATION TO GAAP PRESENTATION



Investing Activities:
        Additions to product development assets                             $     (76,225)           (70,921)
        Additions to property, equipment and technology                           (31,445)           (21,355)
        Acquisitions, net of cash                                                (972,909)           (31,354)
        Sale (Purchase)  of marketable securities                                  42,334             10,000
                                                                              ------------          ----------
            Cash Used for Investing Activities                              $  (1,038,245)          (113,630)
                                                                              ============          ==========

Financing Activities:
Cash Provided by (Used for) Investing and Financing Activities              $    (120,368)          (178,695)
Less:
        Acquisitions, net of cash                                                (972,909)           (31,354)
        Sale of marketable securities                                              42,334             10,000
                                                                              ------------          ----------
            Cash Provided by (Used for) Financing Activities                $     810,207           (157,341)
                                                                              ============          =========-


Note: The Company's management evaluates cash flow performance using free cash flow. The Company believes free cash flow provides a more effective and comparable measure of cash flow performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as reported, as an indicator of cash flow performance.

                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized


                               JOHN WILEY & SONS, INC.
                               Registrant



                               By       /s/ William J. Pesce
                                        -----------------------
                                            William J. Pesce
                                            President and
                                            Chief Executive Officer



                               By       /s/ Ellis E. Cousens
                                        -----------------------
                                            Ellis E. Cousens
                                            Executive Vice President and
                                            Chief Financial & Operations Officer






                               Dated:   June 21, 2007